EXHIBIT 99.1

Contact: Joseph F. Abely,

Chief Executive Officer

(781) 251-4119

\FOR IMMEDIATE RELEASE\

John Swanson Swanson Communications, Inc.
(516) 671-8582

LOJACK CORP. REPORTS RECORD SECOND QUARTER 2005 RESULTS; REVISES GUIDANCE UPWARD

•	Net income more than doubled compared to the second quarter 2004 on revenue growth of 37%
•	Earnings per share increased to $0.26 compared to $0.15 in the same quarter of 2004

Westwood, MA. August 9 --LoJack Corporation (NASDAQ NMS: “LOJN”) reported today that revenue for the second quarter ended June 30, 2005, increased 37% to $49,163,000, from $35,939,000 in the same period a year ago. For the six months ended June 30, 2005, revenue increased 35% to $92,115,000, from $68,085,000 in the prior year.

Net income for the second quarter more than doubled to $4,986,000, or $0.26 per diluted share, from $2,381,000, or $0.15 per diluted share, for the same quarter a year ago. For the six months ended June 30, 2005, net income increased 92% to $7,621,000, or $0.40 per diluted share, from $3,959,000, or $0.25 per diluted share, in the prior year.

Gross margin for the second quarter increased 42% to $26,875,000, compared to $18,931,000 in the same period last year, while gross margin as a percentage of revenue was 55% for the second quarter compared to 53% in the same period a year ago. For the six months ended June 30, 2005, gross margin increased 39% to $48,969,000, from $35,346,000 in the same quarter last year, and gross margin as a percentage of revenue was 53% compared to 52% in the prior year.

Operating income for the second quarter increased 90% to $7,364,000, compared to $3,866,000 for the same period a year ago, and operating income as a percentage of revenue was 15% compared to 11% in the prior year. For the six months ended June 30, 2005, operating income increased 82% to $11,700,000, from $6,423,000 in the prior year, and operating income as a percentage of revenue was 13% compared to 9% in the same period a year ago.

Second quarter domestic unit volumes grew 22% compared to the same period a year ago, while new car sales increased by only 4% during this same period. Commercial unit sales grew 44% as compared to the prior year. Domestic revenues in the second quarter increased 19% to $33,934,000, from $28,438,000 in the prior year, reflecting increased penetration in targeted high volume automotive dealers and increased sales to national commercial equipment accounts. Domestic gross margin grew 26% over the prior year, and gross margin as a percentage of revenue was 58%, compared to 55% in the second quarter of 2004, reflecting continued success in the company’s third party installation program.

International revenue in the second quarter grew 35% to $10,118,000, from $7,501,000 in the prior year, attributable to a 33% increase in volume. This growth was led by strong product sales in Latin America and increased royalties from several licensees. International gross margin dollars increased 30% compared to the same period a year ago, while gross margin as a percentage of revenue was 43% for the second quarter of 2005 as compared to 45% for the same period a year ago. The decline in gross margin as a percentage of revenue reflects a higher portion of LoJack unit sales at lower prices to licensees in countries that generate substantial volume or make recurring royalty payments, and higher unit sales to licensees that utilize devices with a higher manufactured cost.

Boomerang Tracking had revenues of $5,111,000 for the second quarter, down 16% compared to the standalone revenues in the same period a year ago. Gross margin as a percentage of revenue was 57% for the second quarter, compared to 59% in the same period a year ago. The initiatives to increase revenues and margin during the remainder of 2005 are progressing as planned. The company continues to expect Boomerang to be accretive to earnings in 2005.

The growth in revenue and net income from existing domestic and international business in the second quarter was 23% and 105%, respectively, compared to the same period a year ago. LoJack acquired Boomerang Tracking in the fourth quarter of 2004. Accordingly, no Boomerang revenues were reflected in the results for the first six months of 2004.

In announcing the results, Joseph F. Abely, Chief Executive Officer, said, “We are pleased with the continued strong growth in both revenue and net income. The second quarter represented a record quarter for LoJack unit volume, revenue and net income. The results reflect continued strong performance in our core domestic and international businesses, and in our commercial business. Accordingly, we are revising our 2005 guidance upward and estimate that our full year revenue and net income will grow by approximately 25% to 30%, and 40% to 45%, respectively.

“The growth in our core business over the first six months of 2005 exceeded our expectations. This strong performance allows us to accelerate the implementation of several strategic initiatives which we believe will be significant areas of growth in the future. These initiatives include majority ownership and operation of the LoJack stolen vehicle recovery network in Italy, which is the fourth largest automotive market in Europe, continuation of our efforts to secure nationwide coverage and introduction of our proprietary technology in three new markets in the United States.

“Majority ownership of the Italian stolen vehicle recovery network is part of a new strategy to own controlling interest in select international markets that present a significant opportunity. This ownership will result in an investment of approximately $10,000,000 over the next three years. This includes a capital investment to implement the LoJack network and recognition of the Italian subsidiary’s operating losses in LoJack’s results over a two to three year period. However, based on our experience with current international licensees, we are confident that both the long-term profitability generated by the Italian operation after the investment period and the value that will be created as a result of the recurring fee-based business model will prove to be compelling.

“On the domestic front, LoJack is working aggressively to secure the necessary government approvals for nationwide coverage in the United States which will enable efficient expansion into new markets and will facilitate entry into new channels, such as cargo and hazardous materials, and will enable the tracking and recovery of other valuable mobile assets.

“At the same time, as part of our plan to secure nationwide coverage, we will expand to Oregon, South Carolina and Ohio by the end of 2005 using the proprietary LoJack network. Because we have reduced the capital and operating costs required to enter new markets, we expect to shorten the period of time for these three markets to become profitable.

“We expect these three initiatives to require incremental pre-tax expense in the second half of 2005 of approximately $2,000,000 to $2,500,000.

“Our present cash and short term investments position is $35,611,000 and we expect it will increase through the remainder of the year. We are confident that our cash position is sufficient to fund these and other strategic initiatives for expansion. Our intention is to determine what further investments might be needed to realize our strategic initiatives for expansion and fund them using cash on hand.”

About LoJack

LoJack Corporation, the premier worldwide marketer of wireless tracking and recovery systems for valuable mobile assets, is the undisputed leader in global stolen vehicle recovery. Its Stolen Vehicle Recovery System delivers a better than 90% success rate and has helped recover more than $2 billion in global stolen assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. LoJack operates in 22 states and the District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 25 countries throughout Europe, Africa and Latin America. Boomerang Tracking, Inc., the dominant marketer of stolen vehicle recovery technology in Canada operates as a wholly owned subsidiary of LoJack Corporation.

To access the webcast of the company’s conference call to be held at 9:00 AM EDT, Tuesday, August 9, 2005, log onto www.lojack.com (click “Investors”, click “Earnings Conference Call Webcast”). An archive of the webcast will be available through www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2004.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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LoJack Corporation

Condensed Income Statement Data (Unaudited)

(Dollars in thousands except share and per share amounts)

	Three Months Ended June 30,
	2005	2004

Revenues	$49,163	$35,939
Gross margin	26,875	18,931
Product development	1,044	1,357
Sales & marketing	10,125	8,524
General and administrative	6,891	4,575
Depreciation and amortization	1,451	609
Operating income	7,364	3,866
Other income (expense)	652	28
Pre-tax income	8,016	3,894
Net income	4,986	2,381

Diluted earnings per share	$0.26	$0.15
Weighted average diluted common
shares outstanding	19,086,339	15,845,211

	Six Months Ended June 30,
	2005	2004

Revenues	$92,115	$68,085
Gross margin	48,969	35,346
Product development	2,484	2,818
Sales & marketing	19,053	16,132
General and administrative	12,931	8,728
Depreciation and amortization	2,801	1,245
Operating income	11,700	6,423
Other income (expense)	528	57
Pre-tax income	12,228	6,480
Net income	7,621	3,959

Diluted earnings per share	$0.40	$0.25
Weighted average diluted common
shares outstanding	18,819,919	15,639,028

LoJack Corporation

Condensed Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30, 2005	December 31, 2004

Assets

Current assets:
Cash and short term investments	$ 35,611	$ 21,437
Accounts receivable, net	36,128	29,687
Inventories	10,038	12,613
Deferred taxes and other assets	7,359	6,996

Total current assets	89,136	70,733

Property and equipment, net	16,383	15,600
Intangible assets – net	7,841	8,446
Goodwill	43,788	44,584
Deferred taxes and other assets	11,291	10,159

Total assets	$168,439	$149,522

Liabilities and stockholders’ equity

Current liabilities:
Current portion of long-term debt,
capital leases obligations, and
short-term borrowings	$4,505	$4,241
Accounts payable	9,632	8,040
Accrued and other liabilities	10,260	6,431
Deferred revenue	16,925	15,856
Deferred taxes	56	110
Accrued compensation	4,224	5,495

Total current liabilities	45,602	40,173

Deferred revenue	23,843	21,343

Deferred income taxes	2,644	3,115

Long-term debt, capital
lease obligations, and
accrued expenses	16,549	20,941

Total liabilities	88,638	85,572

Stockholders’ equity	79,801	63,950

Total liabilities and
Stockholders’ equity	$168,439	$149,522

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About LoJack Corporation”, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.